Exhibit 99.1

Walker & Dunlop Closes $200 Million Term Loan Increase

Bethesda, Maryland – January 12, 2023 – Walker & Dunlop, Inc. (NYSE: WD; the “Company”) today announced that it closed a $200 million incremental loan under its senior secured term loan facility. The incremental term loan bears interest at a rate equal to adjusted Term SOFR plus 3.00% per annum and matures in December 2028. JP Morgan served as Administrative Agent and Lead Arranger.

Proceeds from the offering will be used to repay debt assumed in the Company’s acquisition of Alliant Capital and strengthen its balance sheet for general corporate purposes. The payoff of the Alliant debt will reduce the Company’s annual debt service payments by eliminating mandatory principal repayments required by the Alliant Capital debt, partially offset by the increased cost of capital, and create operational efficiency as it manages its capital strategy.

About Walker & Dunlop

Walker & Dunlop (NYSE: WD) is one of the largest providers of capital to the commercial real estate industry in the United States, enabling real estate owners and operators to bring their visions of communities — where Americans live, work, shop and play — to life. Our people, brand and technology make W&D one of the most insightful and customer-focused firms in our industry. With more than 1,400 employees across every major U.S. market, Walker & Dunlop has consistently been named one of Fortune's Great Places to Work® and is committed to making the commercial real estate industry more inclusive and diverse while creating meaningful social, environmental, and economic change in our communities.

Contacts:

Investors:	Media:
Kelsey Duffey	Nina H. von Waldegg
Investor Relations	VP, Public Relations
Phone 301.202.3207	Phone 301.564.3291
investorrelations@walkeranddunlop.com	info@walkeranddunlop.com

Phone 301.215.5500

7272 Wisconsin Avenue, Suite 1300

Bethesda, Maryland 20814

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